                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                     JULY 29, 2004
Engenio Contact:                          LSI Logic Contact:
William Kurtz                             Kevin Brett
408-433-7029                              408-433-7150
bkurtz@engenio-it.com                     kbrett@lsil.com

CC04-93

                   ENGENIO INFORMATION TECHNOLOGIES POSTPONES
                             INITIAL PUBLIC OFFERING

MILPITAS, CA - Engenio Information Technologies, Inc. and LSI Logic Corporation (NYSE: LSI) today announced the postponement of Engenio's Initial Public Offering (IPO) of its common stock due to present market conditions.

Engenio intends to evaluate market conditions for a more appropriate time.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction, if such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such jurisdiction.

SAFE HARBOR STATEMENT:
This news release contains forward-looking statements relating to the timing of the proposed initial public offering of Engenio's Class A common stock. Actual events could differ materially as a result of many factors including market conditions, investor demand for initial public offerings, Engenio's business and financial performance, and general economic, business, competitive or regulatory conditions.

ABOUT ENGENIO INFORMATION TECHNOLOGIES, INC.
Engenio Information Technologies, Inc. (NYSE: NGE), a subsidiary of LSI Logic Corporation. (NYSE: LSI), designs and manufactures high performance modular enterprise storage platforms and storage management software that is delivered to end users through strategic partners. IBM, SGI, StorageTek and Teradata are among the partners who deliver total solutions with unique combinations of hardware, software and services for applications including transaction processing, e-mail, data warehousing and scientific research. Engenio is headquartered at 1621 Barber Lane, Milpitas, CA 95035. For more information, visit www.engenio-it.com.

ABOUT LSI LOGIC CORPORATION
LSI Logic Corporation is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035, http://www.lsilogic.com.

EDITOR'S NOTES:
1. All Engenio news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.engenio-it.com.

2. Engenio and the Engenio logo design are trademarks or registered trademarks of Engenio Information Technologies, Inc.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.